Arca U.S. Treasury Fund

(the “Fund”)

Supplement dated July 25, 2024 to

the Statement of Additional Information (“SAI”) dated May 1, 2024

This supplement provides updated information beyond that contained in the Fund’s Prospectus and SAI and should be read in conjunction with the Fund’s Prospectus and SAI.

Effective as of July 23, 2024 (the “Effective Date”), Jeffrey J. Gary has resigned as Independent Trustee of the Fund and Audit Committee Chairman of the Fund. Accordingly, effective immediately all references to Jeffrey J. Gary in the SAI are deleted in their entirety

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Please retain this supplement for future reference.